         As filed with the Securities and Exchange Commission on June 20, 1997.
                                                 Registration No. 333-_________.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     ____________
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 ____________________

                                 MIDISOFT CORPORATION
                    (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



          WASHINGTON                                         3679                                           91-1345532
  (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE)      (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)



                         1605 N.W. SAMMAMISH ROAD, SUITE 205
                             ISSAQUAH, WASHINGTON  98027
                               TELEPHONE:  425/391-3610
            (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                      MELINDA A. BRYDEN, CHIEF FINANCIAL OFFICER
                         1605 N.W. SAMMAMISH ROAD, SUITE 205
                             ISSAQUAH, WASHINGTON  98027
                               TELEPHONE:  425/391-3610
              (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                       COPY TO:

                                 DAVID C. ROOS, ESQ.
                       BERLINER ZISSER WALTER & GALLEGOS, P.C.
                                      SUITE 4700
                                 1700 LINCOLN STREET
                               DENVER, COLORADO  80203
                               TELEPHONE:  303/830-1700
                                _____________________
             APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
      AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST
      THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
                 REGISTRATION STATEMENT FOR THE SAME OFFERING.  [   ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER
       THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT
                REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
                 REGISTRATION STATEMENT FOR THE SAME OFFERING.  [   ]

      IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
                        PLEASE CHECK THE FOLLOWING BOX.  [   ]

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                             APPROVED           PROPOSED       PROPOSED MAXIMUM     AMOUNT OF
       TITLE OF EACH CLASS OF                  TO BE       MAXIMUM OFFERING        AGGREGATE      REGISTRATION
    SECURITIES TO BE REGISTERED              REGISTERED    PRICE PER UNIT(1)  OFFERING PRICE (1)        FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock(2)....................           675,000           $  1.50           $  1,012,500       $  306.82



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
 (2)     To be offered by certain selling shareholders.
                                   _______________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     SUBJECT TO COMPLETION, DATED JUNE 20, 1997


                                    675,000 SHARES
                                 MIDISOFT CORPORATION
                                     COMMON STOCK


    Midisoft Corporation (the "Company") has issued 650,000 shares of Common Stock in connection with the settlement of a class action lawsuit (the "Class Action") instituted against the Company and certain individual defendants by certain purchasers of the Company's Common Stock (the "Class Members"). In addition, Raymond Bily, the Company's former Chairman and an individual defendant in the Class Action, has transferred 25,000 shares of Common Stock in connection with settlement of the Class Action. The 675,000 shares of Common Stock have been issued or transferred, as the case may be, to Steve W. Berman (the "Custodian") in his capacity as custodian for the Class Members and their legal counsel. (Class Members and their legal counsel are sometimes referred to herein as the "Selling Shareholders.")

    The Custodian will distribute the 675,000 shares of Common Stock to the Selling Shareholders as soon as practicable following the date of this Prospectus. Thereafter, Selling Shareholders may offer the shares of Common Stock distributed to them for sale as principals for their own accounts at any time, and from time to time, in the over-the-counter market at prices prevailing at the time of sale, commencing on the date of this Prospectus. The Company has undertaken to keep the registration statement of which this Prospectus forms a part current until such time as the Selling Shareholders have sold their shares of Common Stock. The registration statement of which this Prospectus forms a part must be current at any time during which a Selling Shareholder sells shares of Common Stock, and a current Prospectus must be delivered to a purchaser of the Common Stock when a Selling Shareholder sells such securities. See "Selling Shareholders" and "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. The Company has agreed to pay the expenses of registering the shares of Common Stock offered hereby. See "Selling Shareholders."

    On June 16, 1997, the closing bid price of the Common Stock was $1.50 per share. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "MIDI".


                               ----------------------

        SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF MATERIAL RISKS WHICH
                        PROSPECTIVE INVESTORS SHOULD CONSIDER.

                               ----------------------


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
            SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                   THE DATE OF THIS PROSPECTUS IS           , 1997

                                AVAILABLE INFORMATION

    The Company's annual report on Form 10-KSB for the year ended December 31, 1996, proxy statement filed on April 30, 1997, quarterly report on Form 10-QSB for the quarter ended March 31, 1997, filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, other than exhibits to such documents. Request for such copies should be directed to Melinda A. Bryden, Chief Financial Officer, Midisoft Corporation, 1605 N.W. Sammamish Road, Suite 205, Issaquah, Washington 98027, Telephone: (425) 391-3610.


                                ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.

    The Company is subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR IMPORTANT INFORMATION PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER.

                                     THE COMPANY

    Midisoft designs, develops and markets interactive audio software for the control and use of sound on personal computers. The Company's products add music, voice and other audio content to a variety of PC environments and link musical instruments directly to personal computers. Since the Company's inception in 1986, the market for the Company's products has expanded from a small segment of the PCs used by computer hobbyists to virtually every computer shipped by all systems manufacturers. The emergence of the Internet has accelerated the growth of this market and has created the facility through which sound, voice messages and music can be used to enhance communications sent world-wide.

    Midisoft provides an environment for creating, editing and controlling all three audio formats specified for multimedia computers: MIDI, Wave audio and CD audio. The Company markets its products to (i) distributors and resellers, which directly supply the retail distribution channel, (ii) original equipment manufacturers ("OEM"), which "bundle" one or more of Midisoft's products with their own products and (iii) direct sales to end users, businesses and schools. The Company believes that its core technologies and products provide a foundation to address key aspects of the rapidly growing PC multimedia marketplace.

                                     THE OFFERING


Common Stock offered by the Selling Shareholders. . . . .  675,000 shares
Common Stock to be outstanding after this offering(1) . .  5,957,550 shares
Use of proceeds . . . . . . . . . . . . . . . . . . . . .  The shares of Common Stock are being offered by the
                                                           Selling Shareholders.  The Company will not receive
                                                           any of the proceeds from the sale of
                                                           the shares of Common Stock offered hereby.
Nasdaq National Market symbol . . . . . . . . . . . . . .  MIDI
__________


(1) Does not give effect to (i) the exercise of currently outstanding options and warrants to purchase up to 1,392,187 shares of Common Stock or (ii) the conversion of 190 shares of Series A Convertible Preferred Stock which were outstanding as of the date hereof. See "Description of Securities-Preferred Stock."

                                SUMMARY FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                            (UNAUDITED)
                                                               YEAR ENDED                                 THREE  MONTHS
                                                              DECEMBER 31,                                ENDED MARCH 31,
                                            ----------------------------------------------      ----------------------------
                                               1996               1995            1994              1997             1996
                                            -----------       -----------      -----------      -----------       ----------
STATEMENTS OF OPERATIONS DATA:
Revenues. . . . . . . . . . . . . . . .       $  3,113          $  5,420       $    4,989              $537             $512
Gross profit. . . . . . . . . . . . . .          1,142             2,930            3,907               210               91
Operating income (loss) . . . . . . . .         (5,834)          (12,511)             (12)             (978)          (1,370)
Net income (loss) . . . . . . . . . . .         (5,716)          (12,132)             118              (972)          (1,325)
Net income (loss) per share . . . . . .     $    (1.22)       $    (2.60)      $      .03          $   (.18)        $   (.28)
Weighted average shares outstanding . .          4,687             4,665            3,850             5,535            4,663

                                                                        DECEMBER 31,                        MARCH 31,
                                                                        ------------                        ---------
                                                                            1996                              1997
                                                                           ------                            ------
BALANCE SHEET DATA:
Working capital                                                           $ 1,399                           $   649
Total assets                                                                4,091                             2,634
Shareholders' equity                                                        2,275                             1,318



    The Company was incorporated in Washington in September 1986. Its principal executive offices are located at 1605 North West Sammamish Road, Suite 205, Issaquah, Washington, and its telephone number is (425) 391-3610. Unless the context otherwise requires, references in this Prospectus to the "Company" and "Midisoft" refer to Midisoft Corporation.

                                     RISK FACTORS


    IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

VOLATILITY OF STOCK PRICE; RESTATEMENT OF FINANCIAL STATEMENTS

    Since commencing trading on July 19, 1993, the Company's Common Stock has experienced significant price fluctuations from a high closing bid price, as reported by Nasdaq, of $17.50 during the fourth quarter of 1994 to a low closing bid price of $1.13 during the second quarter of 1997. The Company believes that the decline in the market price of the Common Stock reflects the public's reaction to a variety of factors, including recent losses, the commencement of the Class Action in March 1995, the Company's inability to exploit certain technologies and assets which were acquired in 1995, and the Company's announcement on July 24, 1995 that it would restate its financial statements for fiscal year 1994 and the first quarter of 1995. The major component of the restatement was the reversal of revenue recognized for products shipped to resellers and distributors during 1994. Such revenues related to retail products returned by distributors during 1995 and also to retail products held at freight forwarders for shipment to distributors subsequent to December 31, 1994. After giving effect to the restatement, the Company had revenues of $4,989,000 and net income of $118,000, or $.03 per share, for 1994, compared to revenues of $5,800,000 and net income of $536,000, or $.14 per share, as previously reported. Announcements concerning the development or distribution of new products by the Company may also be a factor that causes price fluctuations. Other factors that may cause the market price of the Common Stock to fluctuate include quarterly fluctuations in results of operations, market conditions specific to the interactive multimedia industry and market conditions in general. In addition, in recent years the stock market in general has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many technology and small capitalization companies such as the Company. Factors such as those cited above, as well as other factors that may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock. See "Price Range of Common Stock."

RECENT LOSSES AND RESTRUCTURING CHANGES

    Although the Company generated net income of $48,000, $175,000 and $118,000 in 1992, 1993 and 1994, respectively, operating losses of $12,000, $12,511,000,
$5,834,000 and $978,000 were incurred during 1994, 1995, 1996 and the three months ended March 31, 1997, respectively. The Company believes that these recent losses are attributable to delays in its completing new products, decreased orders of the Company's products by certain distributors, a significant decline in OEM sales, increased amortization expenses associated with the capitalization of its software and increased legal and accounting fees arising out of the defense of a shareholder lawsuit filed against the Company in March of 1995. The Company has substantially reorganized its operations and has refocused its resources upon the Company's core competence in sound and music. In September 1995, the Company reduced its work force to decrease costs as its initial step in reorganization. During the third and fourth quarter of 1995, the Company recorded charges of $2.4 million and $1.5 million, respectively, for restructuring associated with the Company's determination that certain software assets were not compatible with the reorganized product strategy. The Company has made significant steps to reduce the negative cash flow from operations by decreasing total personnel by approximately 40%, subleasing a portion of its facility, eliminating outside contractors and reducing its product line to allow maximum effectiveness of sales personnel and marketing expenditures. There can be no assurance that the Company's profitability will be restored or that, if restored, such profitability will be maintained.

ABILITY TO CONTINUE AS GOING CONCERN

    The Company's independent auditor has included a paragraph in its report accompanying the audited financial statements of the Company as of December 31, 1996, which states that the Company's losses from operations and negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern. Management has taken a number of actions during the current fiscal year to improve the Company's cash position and operating results, which include obtaining a $400,000 line of credit and securing a number of new OEM relationships which the Company expects will improve operating results beginning in the second and third quarters of 1997. There can, however, be no assurance that the Company will be profitable in the future or that borrowings under the line of credit, together with any funds provided by operations and presently available capital, will be sufficient to fund the Company's ongoing operations.

AVAILABILITY OF ADDITIONAL CAPITAL

    As of March 31, 1997, the Company had current assets of approximately $2.0 million, including cash and accounts receivable of approximately $677,000. Also at March 31, 1997, the Company had current liabilities of approximately $1.3 million. Although the Company obtained a $400,000 line of credit during May 1997, the Company will be able to fund its continuing operations only if it is successful in either raising additional capital or achieving positive cash flow
from operations.    However, there can be no assurance that the Company will
realize cash flow from operations or secure additional capital on terms acceptable to the Company.

LITIGATION

    On May 9, 1997, Ask Me Multimedia Corporation ("AMM") served a Demand for Arbitration (the "Arbitration") on the Company. The Arbitration was filed with the American Arbitration Association in Seattle, Washington. The Arbitration alleges that in connection with the Company's purchase of certain AMM assets in early 1995, the Company breached certain of the representations, warranties and covenants made to AMM. The Arbitration seeks damages in excess of $1.1 million
for, among other things, breach of contract.   The Company intends to vigorously
defend the Arbitration and to assert all available counterclaims against AMM. The Company believes it has certain valid defenses and counterclaims to the Arbitration, however, the Company cannot predict the outcome of the Arbitration. Given the Company's limited working capital, a significant damage award against the Company could have a material adverse affect on future operations. In addition, the existence of the Arbitration may adversely affect the Company's ability to raise additional capital.

RISKS ASSOCIATED WITH DISTRIBUTION STRATEGY

    The Company's sales and marketing efforts are currently focused on its three channels of distribution: distributors and resellers, OEMs and direct sales. Gross profit percentages generated from sales of products in each of these channels vary significantly. To the extent the Company's sales become concentrated in one or two of the channels of distribution, such concentration could significantly affect the Company's revenues and profitability. OEM sales generate higher gross profit percentages than sales through other channels since there are minimal sales and manufacturing costs associated with OEM licenses. Greater reliance on sales to distributors and resellers or direct sales could therefore reduce the Company's overall gross profit percentages. OEM sales accounted for approximately 35% of the Company's total revenues in 1993, 55% in 1994, 55% in 1995, 33% in 1996 and 50% for the first quarter of 1997. A majority of the license agreements the Company currently has with OEMs are relatively short-term (less than two years) and typically do not require the OEMs to purchase a specific number of products from the Company. Should OEMs with existing license agreements not renew such agreements or in the event the Company is unable to expand the number of OEM licensees, the Company's revenues and profitability would be materially adversely affected. The insolvency or business failure of OEM licensees, or a material increase in uncollectible receivables generated from sales to OEMs, could have a material adverse effect on the Company's operating results.

DEPENDENCE ON EXISTING PRODUCTS

    The Company's growth and profitability are dependent on, among other things, the Company's ability to improve the performance, and expand the market share, of its existing products. Historically, a significant portion of the Company's revenues has been generated from sales of its MIDI-based music software product line. The introduction of competing software products embodying new technologies or the emergence of new industry standards could render the Company's existing products obsolete or unmarketable. The Company's future success will depend upon its ability to enhance its current products to keep pace with technological developments and to respond to evolving end-user requirements. Should market acceptance of the Company's existing products decline, the Company could be required to significantly alter its product lines, which could have a material adverse effect on the Company's results of operations. The development of competitive products by others could also place price and profit margin pressure on the Company if new products or enhancements are not introduced.

TECHNOLOGICAL CHANGE; RISKS ASSOCIATED WITH DEVELOPMENT OF NEW PRODUCTS

    The markets for the Company's products are characterized by rapidly changing technology and frequent new product introductions. Accordingly, the Company believes its future prospects depend on its ability to develop and introduce in a timely fashion new products that achieve market acceptance.
There can be no assurance that the Company will be able to identify, design, develop, market or support new products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. In the past, the Company occasionally experienced delays in the introduction of new products and product enhancements. Delays in new product introductions or product enhancements could adversely affect the Company. There can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

RISKS ASSOCIATED WITH ACQUISITIONS

    During late 1994 and the first half of 1995, the Company aggressively pursued development and acquisition of new software products with business, education and entertainment applications which extended beyond the Company's core expertise in sound and music. Significant resources were applied in attempting to acquire, develop and market these new products, including the software products acquired from AMM and Knowledge Engineering, Inc. ("KEI").
The Company's investments in AMM and KEI were written-off during 1995, and management has returned the Company's focus to sound and music products. Although it is not current management's strategy to aggressively pursue acquisition of other companies, should the Company in the future again pursue growth through acquisition, there can be no assurance that the acquired companies, technologies and product lines will contribute to the Company's profitability. Moreover, such acquisitions could involve a number of risks, including the diversion of management's attention to the assimilation of the acquired entities, adverse short-term effects on the Company's operating results and the amortization of acquired intangible assets. Further, the Company may in whole or in part fund acquisitions through the issuance of Common Stock or Preferred Stock. Such issuances could result in substantial dilution of shareholders' ownership interests in the Company. See "Risk Factors-Legal Proceedings".

MANAGEMENT OF GROWTH

    From 1991 through the second quarter of 1995, the Company experienced significant growth that placed significant demands on the Company's administrative, operational and financial resources. Managing the Company's financial controls and systems has been a particular challenge for the Company, and the Company has had to restate its financial statements in the past. From 1992 through the first two quarters of 1995, the Company significantly increased its executive, marketing, technical and support staff. However in September 1995, the Company reduced total personnel by 40% and took other measures calculated to maximize effectiveness of sales and marketing personnel and decrease the Company's negative cash flow from operations. Failure to manage growth and other changes in its business could have a material adverse impact on the Company's results of operations and financial condition.

COMPETITION

    The computer software industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards and technological obsolescence. The Company's products currently compete in the interactive multimedia computer audio software markets. Many of the Company's current competitors have longer operating histories and have greater financial, technical, sales, marketing and other resources than the Company. In addition, there exist a number of large, well-capitalized software companies that could, should they choose to do so, market interactive multimedia audio software in direct competition with the Company. The Company believes that the principal competitive factors in the market for interactive multimedia software include support for various multimedia standards, integration of multimedia audio with other interactive media formats, ease of use, ease of installation and reliability, as well as price, service and support, and market presence. Although the Company believes that it competes favorably with respect to certain of these factors, there can be no assurance that other present or potential competitors will not develop additional products or alternative technologies which make the Company's products obsolete. There can be no assurance the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance.

CUSTOMER CONCENTRATION

    The Company's revenues and accounts receivable have historically been attributable to a limited number of key customers, the identity of which may vary from year to year. To the extent the Company continues to depend upon a limited number of key customers for a material percentage of its revenues and accounts receivable, the loss of one or more of such significant customers could materially adversely affect the Company's results of operations. The Company has extended more favorable credit terms to its key customers in the past and may continue to do so in the future.

DEPENDENCE ON INTERNATIONAL SALES

    The Company derived approximately 32%, 29%, 17% and 19% of its total revenues from sales to various international customers during 1993, 1994, 1995 and 1996, respectively. The Company expects that international sales will continue to represent a significant percentage of its total revenues. The Company's international operations are subject to special risks, including exposure to regulatory requirements, political and economic instability, trade restrictions and, indirectly, currency fluctuations. A weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the effective price of the Company's products in its international markets.

DEPENDENCE ON KEY PERSONNEL

    The Company's success will depend to a significant extent on its executive officers, including Larry Foster, Chairman of the Board, President and Chief Executive Officer, and Melinda Bryden, Vice President of Finance and Chief Financial Officer. The loss of either of these officers could have an adverse effect on the Company. The success of the Company is also dependent upon its ability to attract and retain highly qualified software developers and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to recruit and retain such personnel.

PROTECTION OF PROPRIETARY RIGHTS

    Neither the Company nor any of its directors, officers or shareholders own any patents or patent rights respecting products developed or marketed by the Company or any aspect of the Company's development process. The Company relies on a combination of copyright and trade secret protection, nondisclosure agreements and licensing agreements to establish and protect its proprietary rights. The Company will attempt to keep the results of its research and development program proprietary, but may not be able to prevent others from using some or all of such information or technology with or without compensation. Midisoft is aware that unauthorized copying occurs within the software industry, particularly outside the United States, and if a greater amount of unauthorized copying of the Company's products were to occur, the Company's operating results could be adversely affected. Should any competitor successfully copy the Company's products, or successfully introduce and market products that perform functions identical or similar to those performed by the Company's products, the Company may lose some or all of any competitive advantage which it might otherwise have had.

ABILITY TO ISSUE PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of up to 2,500,000 shares of Preferred Stock, of which 2,498,900 shares are available for issuance in the future. The Preferred Stock may be issued in series with the material terms of any series determined by the Board of Directors. Such material provisions would likely include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences which may be superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights. See "Description of Securities."

ABSENCE OF DIVIDENDS

    The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of restricted shares of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock. All of the shares of Common Stock issued and outstanding (including the shares offered by the Selling Shareholders) are either freely tradeable or are eligible for sale in the public market, subject to compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Articles of Incorporation provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. The Articles of Incorporation also provide that officers and directors shall be entitled to be indemnified by the Company with respect to certain expenses or obligations which they may incur. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Articles of Incorporation could prevent the recovery of monetary damages against directors of the Company. Since the Company's inception, a total of approximately $498,000 has been paid by the Company pursuant to its obligation to indemnify officers and directors against certain expenses and obligations.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

    This Prospectus contains and incorporates by reference certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to (i) the development of new music and strategic software products,
(ii) the expansion of domestic and international marketing, sales and distribution programs, (iii) the development and maintenance of software license arrangements with hardware manufacturers, (iv) the continued protection of proprietary technologies and (v) the ability to fund continued operations out of existing working capital, additional capital infusion and cash flow from future operations. The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will continue to develop and introduce new music and strategic software products on a timely basis, that rapid changes in technology will not make the Company's products obsolete or otherwise reduce their ability to compete in the marketplace, that competitive conditions within the industry will not change materially or adversely, that the use of multimedia PCs in homes and small offices will continue to grow, that management's decision to re-focus the Company's resources on music and sound products will reduce certain expenses from the levels which were experienced in 1995 and 1996, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and there can be no assurance that the forward-looking information will prove to be accurate. In addition, as disclosed elsewhere under "Risk Factors," the business and operations are subject to substantial risks that increase the uncertainty inherent in such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                   USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of Common Stock offered hereby.


                             PRICE RANGE OF COMMON STOCK

    The Company's Common Stock was quoted on the Nasdaq SmallCap Market since its initial public offering on July 19, 1993 through July 26, 1994, and thereafter the Common Stock has been quoted on the Nasdaq National Market under the symbol "MIDI". The following table sets forth the range of high and low closing bid prices, as reported by Nasdaq, July 19, 1993 through March 31, 1997. The prices set forth reflect interdealer quotations, without retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

                                                            HIGH          LOW
                                                            ----          ---
    1993
    ----
       Third quarter (commencing July 19, 1993) . . .   $  9 1/4     $  4 1/2
       Fourth quarter . . . . . . . . . . . . . . . .     16            8 1/2

    1994
    ----
       First quarter. . . . . . . . . . . . . . . . .     13 3/4        9 1/4
       Second quarter . . . . . . . . . . . . . . . .     14 1/2        9
       Third quarter. . . . . . . . . . . . . . . . .     16 1/2       10 5/8
       Fourth quarter . . . . . . . . . . . . . . . .     17 1/2        7

    1995
    ----
       First quarter. . . . . . . . . . . . . . . . .     12 1/4        8
       Second quarter . . . . . . . . . . . . . . . .      9 1/4        7 1/2
       Third quarter. . . . . . . . . . . . . . . . .      8 1/4        4 1/2
       Fourth quarter . . . . . . . . . . . . . . . .      5 1/2        2 1/4

    1996
    ----
       First quarter. . . . . . . . . . . . . . . . .      3 1/2        1 5/8
       Second quarter . . . . . . . . . . . . . . . .      9 3/8       2 3/16
       Third quarter. . . . . . . . . . . . . . . . .      5 1/8        3 1/4
       Fourth quarter . . . . . . . . . . . . . . . .      5 1/8        2 1/8

    1997
    ----
       First quarter. . . . . . . . . . . . . . . . .      2 1/2        1 1/8

On June 16, 1997, the closing bid price of the Common Stock was $1.50.


                                   DIVIDEND POLICY

    The Company has never paid any cash dividends on its Common Stock. It is the current policy of the Company not to pay cash dividends on the Common Stock. Any payment of cash dividends in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant. The Company is not permitted to pay dividends for so long as shares of its Series A Convertible Stock is outstanding.

                                 SELLING SHAREHOLDERS

    In connection with the settlement of the Class Action, a total of 675,000 shares of Common Stock have been issued or transferred, as the case may be, to the Custodian. As soon as practicable following the date of this Prospectus, the 675,000 shares of Common Stock will be distributed to the Class Members in proportion to their recognized losses. In addition, a portion of the 675,000 shares of Common Stock will be distributed to legal counsel for the Class Members. The Class Members and their legal counsel (collectively, the "Selling Shareholders") may resell the shares of Common Stock in the manner described herein. See "Plan of Distribution."

                                 PLAN OF DISTRIBUTION

    The 675,000 shares of Common Stock will be distributed to the Selling Shareholders in an offering exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(10) thereof in settlement of the Class Action. Thereafter, sale of Common Stock by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions or a combination of such methods of sale. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Registration Statement of which this Prospectus forms a part must be current at any time during which a Selling Shareholder sells shares of Common Stock.
The Company has agreed that it shall maintain a current Registration Statement for two years following the date of this Prospectus in order to allow Selling Shareholders to sell their shares of Common Stock.

    Pursuant to Regulation M under the Securities Exchange Act of 1934, participants in a distribution of securities of a company may be prohibited or restricted from engaging in certain market making activities with respect to any securities of that company. Accordingly, the market making activities of any broker-dealer participating in a distribution of the Common Stock owned by the Selling Shareholders may be prohibited or restricted from making a market in the Company's Common Stock until participation in the distribution has been completed. The Selling Shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Act.

                              DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value per share, and 2,500,000 shares of Preferred Stock, no par value per share. As of the date hereof, 5,957,550 shares of Common Stock are issued and outstanding and 190 shares of Series A Preferred Stock are issued and outstanding.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The Company's Articles of Incorporation deny cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further shareholder approval, to issue up to 2,500,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

    SERIES A PREFERRED STOCK. In September 1996, the Company designated 1,500 shares of Preferred Stock as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Company issued 1,100 shares of Series A Preferred Stock in October 1996 at a price of $1,000 per share. The Series A Preferred Stock is convertible at the holder's option into shares of Common Stock at a price which is equal to the lesser of 85% of the closing bid of the Common Stock as of the date of conversion or $4.25, which represents 100% of the closing bid price of the Common Stock as of the date of issuance of the Series A Preferred Stock.
The Series A Preferred Stock is also subject to mandatory conversion two years after its date of Issuance upon the foregoing conversion terms. Holders of the Series A Preferred Stock are entitled to an 8% cumulative dividend payable in Common Stock at the time of conversion. Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall have preference and priority over the Common Stock and any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up, for payment out of the assets of the Company or proceeds thereof available for distribution to shareholders of $1,000 per share plus all unpaid and accumulated dividends. After such payment, the holders of Preferred Stock shall be entitled to no other distributions. If, in the case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or proceeds thereof shall be insufficient to make the full liquidation payment of $1,000 per share plus all accumulated dividends on the Preferred Stock and full liquidation payments on any other class or series of Preferred Stock ranking as to liquidation on a parity with the Series A Preferred Stock, then such assets and proceeds shall be distributed among the holders of the Series A Preferred Stock and any such other Preferred Stock ratably. The Company may not reissue any share of Series A Preferred Stock following its conversion into Common Stock or redemption. As of May 21, 1997, a total of 910 shares of Series A Preferred Stock had been converted into an aggregate of 591,639 shares of Common Stock, and 190 shares of Series A Preferred Stock were issued and outstanding.

                                    LEGAL MATTERS

    The validity of the securities offered will be passed upon for the Company by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                       EXPERTS

    The financial statements of Midisoft Corporation appearing in Midisoft Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contained an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB, as amended, of Midisoft Corporation as of December 31, 1995 and for the year then ended have been incorporated in reliance on the report of Price Waterhouse, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                                 --------------------

                                  TABLE OF CONTENTS

                                 --------------------

                                                                            PAGE
                                                                            ----


Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Certain Documents
  by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Price Range of Common Stock . . . . . . . . . . . . . . . . . . . . . . .  10
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . .  11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                    675,000 SHARES



                                 MIDISOFT CORPORATION




                                     COMMON STOCK






                                  -----------------

                                      PROSPECTUS

                                  -----------------




                                       , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Other expenses in connection with this offering which will be paid by Midisoft Corporation (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:
                                                                     AMOUNT
                                                                     PAYABLE
                                                                     BY THE
ITEM                                                                 COMPANY*
----                                                                 --------

S.E.C. Registration Fees . . . . . . . . . . . . . . . . . .    $    306.82
State Securities Laws (Blue Sky) Legal Fees. . . . . . . . .       2,000.00*
Printing and Engraving . . . . . . . . . . . . . . . . . . .       3,000.00*
Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . .       5,000.00*
Accounting Fees and Expenses . . . . . . . . . . . . . . . .       3,000.00*
Transfer Agent's Fees and Cost of Certificates . . . . . . .         500.00*
Miscellaneous Expenses . . . . . . . . . . . . . . . . . . .       1,193.18
                                                                 ----------

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 15,000.00*
                                                                -----------
                                                                -----------
____________________

* Estimated for the purpose of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation, as amended, require the Company to indemnify and hold harmless to the greatest extent permissible by Washington law any officer or director of the Company who is made a party to any proceeding as a result of that person's service to the Company as an officer or director. (Reference is made to the Articles of Incorporation filed as Exhibits 3.1.1, 3.1.2 and 3.1.3 to this Registration Statement.) The Washington Business Corporation Act permits a corporation to provide such indemnity except where the proceeding arises from (i) acts or omissions of the person which involve intentional misconduct or a knowing violation of law, (ii) unlawful payment of dividends and certain other distributions, or (iii) a transaction from which the officer or director personally received a benefit in money, property, or services to which the director was not legally entitled.

    Apart from rights afforded by the Company's Articles of Incorporation, an officer or director may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred if the officer or director conducted himself in good faith and either (i) reasonably believed his conduct to be in the corporation's best interest, or (ii) reasonably believed the conduct to be at least not opposed to the corporation's best interest. In the case of a criminal proceeding, the officer or director must have had no reasonable cause to believe the conduct was unlawful.

    The Washington Business Corporation Act also requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

    Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provisions cited above and the Articles of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by the Company in the future.

ITEM 16.  EXHIBITS.

    The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

EXHIBIT NO.
-----------

    <    4.1  Form of specimen certificate for Common Stock of the Company.

    +    4.2  Certificate of Designation of the Rights and Preferences of the
              Series A Convertible Preferred Stock

    *    5.   Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration
              Statement.

    * 23.1 The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement will be included in Exhibit 5.

    * 23.2 Consent of Ernst & Young, LLP, independent certified public accountants for the Company.

    *   23.3  Consent of Price Waterhouse, LLP.

    *   24.   The Power of Attorney is included in the signature page of this
              Registration Statement.
_______________________
*   Filed herewith.
<   Incorporated by reference from the Company's Registration Statement on
      Form SB-2 (S.E.C. File No. 33-62468-S).
+   Incorporated by reference from the Company's Form 10-QSB filed November
      14, 1996 (S.E.C. File No. 000-22172).
________________________

ITEM 17.  UNDERTAKINGS.

    (a)  RULE 415.

    The undersigned small business issuer hereby undertakes that it will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.


    (e)  INDEMNIFICATION.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (i)  RULE 430A.

    The undersigned Registrant hereby undertakes that it will:

         (i) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (ii) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of Prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                      SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement or Amendment to be signed on its behalf by the undersigned in the City of Issaquah, State of Washington, on June 17, 1997.

                                       MIDISOFT CORPORATION


                                    By:  /s/ LARRY FOSTER
                                       ----------------------------------------
                                       Larry Foster, Chairman of the Board,
                                       President and Chief Executive Officer

    Each person whose signature appears below constitutes and appoints Larry Foster, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment was signed by the following persons in the capacities and on the dates stated.

         SIGNATURE                     TITLE                         DATE
         ---------                     -----                         ----


 /s/ LARRY FOSTER          Chairman of the Board, President      June 17, 1997
------------------------   and Chief Executive Officer
     Larry Foster


 /s/ MELINDA A. BRYDEN     Vice President-Finance and            June 17, 1997
------------------------   Chief Financial Officer
    Melinda A. Bryden      (Principal Accounting Officer)


 /s/ JOHN BAUER                        Director                  June 17, 1997
------------------------
     John Bauer


 /s/ MARSHA MURRY                      Director                  June 17, 1997
------------------------
     Marsha Murry


 /s/ A. PETER PARSONS                  Director                  June 17, 1997
------------------------
     A. Peter Parsons


/s/ STEPHEN SEDMAK                     Director                  June 17, 1997
------------------------
    Stephen Sedmak